Cathay General Bancorp Announces Fourth Quarter and Full Year 2018 Results

LOS ANGELES, Jan. 23, 2019 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter and year ended December 31, 2018. The Company reported net income of $64.9 million, or $0.80 per share, for the fourth quarter of 2018, and net income of $272.2 million, or $3.34 per share, for the year ended December 31, 2018.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
Net income	$64.9 million	$69.8 million	$25.9 million	$272.2 million	$176.0 million
Basic earnings per common share	$0.80	$0.86	$0.32	$3.35	$2.19
Diluted earnings per common share	$0.80	$0.85	$0.32	$3.34	$2.17
Return on average assets	1.57%	1.72%	0.66%	1.70%	1.19%
Return on average total stockholders' equity	12.13%	13.19%	5.18%	13.19%	9.10%
Efficiency ratio	47.16%	43.14%	46.27%	44.13%	44.40%

FULL YEAR HIGHLIGHTS

  Total loans increased for the year by $1.1 billion, or 8.5%, to $14.0 billion from $12.9 billion in 2017.
  Net interest margin for 2018 increased to 3.79% compared to 3.63% in 2017.

"We reported record net income of $272.2 million and record EPS of $3.34 in 2018. Strong loan growth of $1.1 billion in 2018 or 8.5% was a major contributor to the record results. In light of recent stock market weakness, we resumed our stock buyback program and repurchased 1.1 million shares of our common stock at an average price of $38.25," commented Pin Tai, Chief Executive Officer and President of the Company.

FOURTH QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended December 31, 2018, was $64.9 million, an increase of $39.0 million, or 150.6%, compared to net income of $25.9 million for the same quarter a year ago, which included $22.3 million of additional tax expense related to the revaluation of the Company's deferred tax assets and a $2.6 million pretax write-down of low income housing tax credit investments as a result of the enactment of the Tax Cuts and Jobs Act. Diluted earnings per share for the quarter ended December 31, 2018, was $0.80 compared to $0.32 for the same quarter a year ago. Net income for the quarter ended December 31, 2018 included a $6.2 million increase in amortization expense of investments in low income housing and alternative energy partnerships and a decrease of $1.9 million in income from other real estate owned compared to the same quarter in prior year.

Return on average stockholders' equity was 12.1% and return on average assets was 1.57% for the quarter ended December 31, 2018, compared to a return on average stockholders' equity of 5.18% and a return on average assets of 0.66% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $12.1 million, or 9.1%, to $145.4 million during the fourth quarter of 2018, compared to $133.3 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and securities, offset by increases in interest expense from time deposits.

The net interest margin was 3.77% for the fourth quarter of 2018 compared to 3.65% for the fourth quarter of 2017 and 3.83% for the third quarter of 2018.

For the fourth quarter of 2018, the yield on average interest-earning assets was 4.76%, the cost of funds on average interest-bearing liabilities was 1.36%, and the cost of interest-bearing deposits was 1.29%. In comparison, for the fourth quarter of 2017, the yield on average interest-earning assets was 4.27%, the cost of funds on average interest-bearing liabilities was 0.84%, and the cost of interest-bearing deposits was 0.73%. The increase in the yield on average interest-earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.40% for the quarter ended December 31, 2018, compared to 3.43% for the same quarter a year ago.

Provision for credit losses

The Company did not record a provision for credit losses in the fourth quarter of 2018 or 2017, based on a review of the appropriateness of the allowance for loan losses at December 31, 2018. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ -	$ 122	$ 1,503	$ 629	$ 3,313
Real estate loans (1)	2,186	-	-	2,576	860
Total charge-offs	2,186	122	1,503	3,205	4,173
Recoveries:
Commercial loans	625	187	2,001	1,875	3,402
Construction loans	44	44	86	177	229
Real estate loans(1)	451	2,949	1,160	4,765	7,355
Total recoveries	1,120	3,180	3,247	6,817	10,986
Net (recoveries)/charge-offs	$ 1,066	$ (3,058)	$ (1,744)	$ (3,612)	$ (6,813)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $10.4 million for the fourth quarter of 2018, an increase of $0.2 million, or 2.0%, compared to $10.2 million for the fourth quarter of 2017, primarily due to a $1.8 million increase in net unrealized gains from equity securities and offset by a $1.4 million decrease in net realized gains from securities.

Non-interest expense

Non-interest expense increased $7.1 million, or 10.7%, to $73.5 million in the fourth quarter of 2018 compared to $66.4 million in the same quarter a year ago. The increase in non-interest expense in the fourth quarter of 2018 was primarily due to a $3.7 million increase in salaries and employee benefits expense, a $6.2 million increase in amortization expense of investments in low income housing and alternative energy partnerships offset by a $1.2 million decrease in provision for unfunded commitments, and a decrease of $1.9 million in FDIC and State assessments when compared to the same quarter a year ago. Fourth quarter of 2018 non-interest expense included a $1.8 million impairment charge for investments in low income housing partnerships. The efficiency ratio was 47.2% in the fourth quarter of 2018 compared to 46.3% for the same quarter a year ago.

Income taxes

The effective tax rate for the fourth quarter of 2018 was 21.2% compared to 66.4% for the fourth quarter of 2017. The effective tax rate includes the reduction of the corporate tax rate from the enactment of the Tax Cuts and Jobs Act, an alternative energy investment made in the second quarter and the impact of low-income housing tax credits. Income tax expense for 2018 was reduced by $0.9 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $14.0 billion at December 31, 2018, an increase of $1.1 billion, or 8.5%, from $12.9 billion at December 31, 2017. The increase was primarily due to increases of $631.8 million, or 20.6%, in residential mortgage loans, $280.7 million, or 11.4%, in commercial loans, and $241.5 million, or 3.7%, in commercial mortgage loans, which were partially offset by a decrease of $97.4 million, or 14.3%, in real estate construction loans. The loan balances and composition at December 31, 2018, compared to September 30, 2018 and December 31, 2017, are presented below:

	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands) (Unaudited)
Commercial loans	$ 2,741,965	$ 2,674,089	$ 2,461,266
Residential mortgage loans	3,693,853	3,569,111	3,062,050
Commercial mortgage loans	6,724,200	6,580,254	6,482,695
Equity lines	249,967	221,599	180,304
Real estate construction loans	581,454	597,018	678,805
Installment and other loans	4,349	5,575	5,170

Gross loans	$ 13,995,788	$ 13,647,646	$ 12,870,290

Allowance for loan losses	(122,391)	(123,457)	(123,279)
Unamortized deferred loan fees	(1,565)	(2,086)	(3,245)

Total loans, net	$ 13,871,832	$ 13,522,103	$ 12,743,766

Loans held for sale	$ -	$ -	$ 8,000

Total deposits were $13.7 billion at December 31, 2018, an increase of $1.0 billion, or 8.0%, from $12.7 billion at December 31, 2017. The deposit balances and composition at December 31, 2018, compared to September 30, 2018 and December 31, 2017, are presented below:

	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 2,857,443	$ 2,957,881	$ 2,783,127
NOW deposits	1,365,763	1,409,463	1,410,519
Money market deposits	2,027,404	2,134,097	2,248,271
Savings deposits	738,656	747,814	857,199
Time deposits	6,713,074	6,331,823	5,390,777
Total deposits	$ 13,702,340	$ 13,581,078	$ 12,689,893

ASSET QUALITY REVIEW

At December 31, 2018, total non-accrual loans were $41.8 million, a decrease of $0.6 million, or 1.4%, from $42.4 million at September 30, 2018, and a decrease of $7.0 million, or 14.3%, from $48.8 million at December 31, 2017.

The allowance for loan losses was $122.4 million and the allowance for off-balance sheet unfunded credit commitments was $2.3 million at December 31, 2018, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $122.4 million allowance for loan losses at December 31, 2018, decreased $0.9 million, or 0.7%, from $123.3 million at December 31, 2017. The allowance for loan losses represented 0.87% of period-end gross loans, excluding loans held for sale, and 268.5% of non-performing loans at December 31, 2018. The comparable ratios were 0.96% of period-end gross loans, excluding loans held for sale, and 252.7% of non-performing loans at December 31, 2017. The changes in non-performing assets and troubled debt restructurings at December 31, 2018, compared to December 31, 2017 and September 30, 2018, are shown below:

(Dollars in thousands) (Unaudited)	December 31, 2018	December 31, 2017	% Change	September 30, 2018	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 3,773	$ -	100	$ 6,681	(44)
Non-accrual loans:
Construction loans	4,872	8,185	(40)	4,922	(1)
Commercial mortgage loans	10,611	19,820	(46)	13,172	(19)
Commercial loans	18,805	14,296	32	17,118	10
Residential mortgage loans	7,527	6,486	16	7,199	5
Total non-accrual loans:	$ 41,815	$ 48,787	(14)	$ 42,411	(1)
Total non-performing loans	45,588	48,787	(7)	49,092	(7)
Other real estate owned	12,674	9,442	34	8,741	45
Total non-performing assets	$ 58,262	$ 58,229	0	$ 57,833	1
Accruing troubled debt restructurings (TDRs)	$ 65,071	$ 68,565	(5)	$ 74,598	(13)
Non-accrual loans held for sale	$ -	$ 8,000	(100)	$ -	-

Allowance for loan losses	$ 122,391	$ 123,279	(1)	$ 123,457	(1)

Total gross loans outstanding, at period-end (1)	$ 13,995,788	$ 12,870,290	9	$ 13,647,646	3

Allowance for loan losses to non-performing loans, at period-end (2)	268.47%	252.69%		251.48%
Allowance for loan losses to gross loans, at period-end (1)	0.87%	0.96%		0.90%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.3% at December 31, 2018, compared to 0.4% at December 31, 2017. Total non-performing assets increased $33 thousand, or 0.1%, to $58.3 million at December 31, 2018, compared to $58.2 million at December 31, 2017, primarily due to an increase of $3.2 million, or 34.2%, in other real estate owned, and an increase of $3.8 million, or 100.0%, in accruing loans past due 90 days or more, offset by a decrease of $7.0 million, or 14.3%, in non-accrual loans.

CAPITAL ADEQUACY REVIEW

At December 31, 2018, the Company's Tier 1 risk-based capital ratio of 12.44%, total risk-based capital ratio of 14.16%, and Tier 1 leverage capital ratio of 10.83%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2017, the Company's Tier 1 risk-based capital ratio was 12.19%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.35%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2018, was $272.2 million, an increase of $96.2 million, or 54.7%, compared to net income of $176.0 million for the year ended December 31, 2017, which included $22.3 million of additional tax expense related to the revaluation of the Company's deferred tax assets and a $2.6 million pretax write-down of low income housing tax credit investments as a result of the enactment of the Tax Cuts and Jobs Act. Diluted earnings per share for the year ended December 31, 2018 was $3.34 compared to $2.17 per share for the year ended December 31, 2017. The net interest margin for the year ended December 31, 2018, was 3.79% compared to 3.63% for the year ended December 31, 2017.

Return on average stockholders' equity was 13.19% and return on average assets was 1.70% for the year ended December 31, 2018, compared to a return on average stockholders' equity of 9.10% and a return on average assets of 1.19% for the year ended December 31, 2017. The efficiency ratio for the year ended December 31, 2018, was 44.1% compared to 44.4% for the year ended December 31, 2017.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter and year end 2018 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 2655929. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 40 branches in California, 11 branches in New York State, four in Washington, three in Illinois, Chicago area, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions; the risk that integration of business operations following any acquisitions, will be materially delayed or will be more costly or difficult than expected; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Year ended December 31,
(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 145,441	$ 145,084	$ 133,298	$565,899	$495,709
Reversal for credit losses	-	(1,500)	-	(4,500)	(2,500)
Net interest income after reversal for credit losses	145,441	146,584	133,298	570,399	498,209
Non-interest income	10,436	7,835	10,215	31,348	36,297
Non-interest expense	73,513	65,964	66,407	263,536	236,199
Income before income tax expense	82,364	88,455	77,106	338,211	298,307
Income tax expense	17,424	18,698	51,166	66,034	122,265
Net income	$ 64,940	$ 69,757	$ 25,940	$272,177	176,042

Net income per common share
Basic	$ 0.80	$ 0.86	$ 0.32	$ 3.35	$ 2.19
Diluted	$ 0.80	$ 0.85	$ 0.32	$ 3.34	$ 2.17

Cash dividends paid per common share	$ 0.31	$ 0.24	$ 0.24	$ 1.03	$ 0.87

SELECTED RATIOS
Return on average assets	1.57%	1.72%	0.66%	1.70%	1.19%
Return on average total stockholders' equity	12.13%	13.19%	5.18%	13.19%	9.10%
Efficiency ratio	47.16%	43.14%	46.27%	44.13%	44.40%
Dividend payout ratio	38.42%	28.00%	74.78%	30.66%	39.70%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.76%	4.67%	4.27%	4.61%	4.22%
Total interest-bearing liabilities	1.36%	1.15%	0.84%	1.12%	0.81%
Net interest spread	3.40%	3.52%	3.43%	3.49%	3.41%
Net interest margin	3.77%	3.83%	3.65%	3.79%	3.63%

CAPITAL RATIOS	December 31, 2018	September 30, 2018	December 31, 2017
Tier 1 risk-based capital ratio	12.44%	12.81%	12.19%
Total risk-based capital ratio	14.16%	14.60%	14.11%
Tier 1 leverage capital ratio	10.83%	11.03%	10.35%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2018	September 30, 2018	December 31, 2017

Assets
Cash and due from banks	$ 225,333	$ 204,178	$ 247,056
Short-term investments and interest bearing deposits	374,957	377,839	292,745
Cash and cash equivalents	600,290	582,017	539,801
Securities available-for-sale (amortized cost of $1,267,731 at December 31, 2018, $1,320,843 at September 30, 2018 and $1,336,345 at December 31, 2017)	1,242,509	1,283,060	1,333,626
Loans held for sale	-	-	8,000
Loans	13,995,788	13,647,646	12,870,290
Less: Allowance for loan losses	(122,391)	(123,457)	(123,279)
Unamortized deferred loan fees, net	(1,565)	(2,086)	(3,245)
Loans, net	13,871,832	13,522,103	12,743,766
Equity securities	25,098	23,522	-
Federal Home Loan Bank stock	17,250	17,250	23,085
Other real estate owned, net	12,674	8,741	9,442
Affordable housing investments and alternative energy partnerships, net	284,614	295,857	272,871
Premises and equipment, net	103,189	102,565	103,064
Customers' liability on acceptances	22,709	10,454	13,482
Accrued interest receivable	51,650	50,291	45,307
Goodwill	372,189	372,189	372,189
Other intangible assets, net	7,194	7,391	8,062
Other assets	174,562	186,282	167,491

Total assets	$ 16,785,760	$ 16,461,722	$ 15,640,186

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,857,443	$ 2,957,881	$ 2,783,127
Interest-bearing deposits:
NOW deposits	1,365,763	1,409,463	1,410,519
Money market deposits	2,027,404	2,134,097	2,248,271
Savings deposits	738,656	747,814	857,199
Time deposits	6,713,074	6,331,823	5,390,777
Total deposits	13,702,340	13,581,078	12,689,893

Securities sold under agreements to repurchase	-	-	100,000
Advances from the Federal Home Loan Bank	530,000	315,000	430,000
Other borrowings for affordable housing investments	17,298	17,332	17,481
Long-term debt	189,448	194,136	194,136
Deferred payments from acquisition	18,458	18,253	35,404
Acceptances outstanding	22,709	10,454	13,482
Other liabilities	183,349	208,694	186,486
Total liabilities	14,663,602	14,344,947	13,666,882
Stockholders' equity	2,122,158	2,116,775	1,973,304
Total liabilities and equity	$ 16,785,760	$ 16,461,722	$ 15,640,186

Book value per common share	$ 26.36	$ 25.93	$ 24.26
Number of common shares outstanding	80,501,948	81,396,047	80,893,379

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 174,352	$ 168,179	$ 148,162	$ 652,480	$ 549,291
Investment securities	7,391	7,546	5,965	28,603	20,531
Federal Home Loan Bank stock	584	303	481	1,663	1,798
Federal funds sold and securities purchased under agreements to resell	-	-	2	-	110
Deposits with banks	1,542	838	1,281	5,209	4,421

Total interest and dividend income	183,869	176,866	155,891	687,955	576,151

INTEREST EXPENSE
Time deposits	29,774	22,135	13,339	86,368	46,768
Other deposits	5,610	5,474	4,831	20,503	19,076
Securities sold under agreements to repurchase	-	124	761	1,446	4,250
Advances from Federal Home Loan Bank	620	1,430	1,246	3,739	2,711
Long-term debt	1,456	2,220	1,455	5,776	5,775
Deferred payments from acquisition	947	399	960	4,037	1,861
Short-term borrowings	21		1	187	1

Total interest expense	38,428	31,782	22,593	122,056	80,442

Net interest income before reversal for credit losses	145,441	145,084	133,298	565,899	495,709
Reversal for credit losses	-	(1,500)	-	(4,500)	(2,500)

Net interest income after reversal for credit losses	145,441	146,584	133,298	570,399	498,209

NON-INTEREST INCOME
Net gains/(losses) from equity securities	1,793	391		(2,787)	-
Securities gains/(losses), net	36	(14)	1,445	22	1,006
Letters of credit commissions	1,505	1,459	1,242	5,614	4,860
Depository service fees	1,179	1,219	1,405	5,084	5,624
Gains from acquisition	-	-	188	340	5,628
Other operating income	5,923	4,780	5,935	23,075	19,179

Total non-interest income	10,436	7,835	10,215	31,348	36,297

NON-INTEREST EXPENSE
Salaries and employee benefits	33,252	30,514	29,529	124,743	109,458
Occupancy expense	4,883	5,186	5,696	20,691	20,429
Computer and equipment expense	2,922	2,772	2,951	11,400	10,846
Professional services expense	6,030	5,286	5,898	23,085	20,439
Data processing service expense	2,988	3,080	3,344	12,438	11,190
FDIC and State assessments	1,468	2,555	3,372	8,200	10,633
Marketing expense	2,316	1,263	1,367	7,837	6,200
Other real estate owned expense	(483)	(21)	(2,396)	(719)	(1,649)
Amortization of investments in low income housing and alternative energy partnerships	16,646	11,115	10,415	38,635	27,212
Amortization of core deposit intangibles	172	190	304	876	930
Acquisition and integration costs	23	179	844	2,106	4,121
Other operating expense	3,296	3,845	5,083	14,244	16,390

Total non-interest expense	73,513	65,964	66,407	263,536	236,199

Income before income tax expense	82,364	88,455	77,106	338,211	298,307
Income tax expense	17,424	18,698	51,166	66,034	122,265
Net income	$ 64,940	$ 69,757	$ 25,940	272,177	176,042

Net income per common share:
Basic	$ 0.80	$ 0.86	$ 0.32	$ 3.35	$ 2.19
Diluted	$ 0.80	$ 0.85	$ 0.32	$ 3.34	$ 2.17

Cash dividends paid per common share	$ 0.31	$ 0.24	$ 0.24	$ 1.03	$ 0.87
Basic average common shares outstanding	80,854,451	81,311,899	80,825,201	81,131,269	80,262,782
Diluted average common shares outstanding	81,122,093	81,855,271	81,619,905	81,607,346	81,004,550

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	December 31, 2018		September 30, 2018		December 31, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$13,737,560	5.04%	$13,434,018	4.97%	$12,735,456	4.62%
Taxable investment securities	1,306,821	2.24%	1,399,031	2.14%	1,338,653	1.77%
FHLB stock	17,250	13.44%	17,250	6.95%	25,770	7.40%
Federal funds sold and securities purchased under agreements to resell	-	-	-	-	1,978	0.54%
Deposits with banks	262,525	2.33%	178,434	1.86%	387,725	1.31%

Total interest-earning assets	$15,324,156	4.76%	$15,028,733	4.67%	$14,489,582	4.27%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,373,250	0.21%	$ 1,396,436	0.20%	$ 1,366,808	0.18%
Money market deposits	2,113,257	0.85%	2,234,139	0.79%	2,361,128	0.62%
Savings deposits	746,224	0.20%	780,412	0.18%	886,706	0.24%
Time deposits	6,616,390	1.79%	5,997,268	1.46%	5,263,846	1.01%
Total interest-bearing deposits	$10,849,121	1.29%	$10,408,255	1.05%	$ 9,878,488	0.73%
Securities sold under agreements to repurchase	-	0.00%	16,304	3.02%	100,000	3.02%
Other borrowed funds	152,654	1.99%	307,298	2.36%	491,000	1.52%
Long-term debt	194,085	4.62%	194,136	4.54%	158,266	4.45%
Total interest-bearing liabilities	11,195,860	1.36%	10,925,993	1.15%	10,627,754	0.84%

Non-interest-bearing demand deposits	2,887,607		2,877,646		2,766,338

Total deposits and other borrowed funds	$14,083,467		$13,803,639		$13,394,092
	0
Total average assets	$16,418,979		$16,134,349		$15,591,373
Total average equity	$ 2,124,418		$ 2,097,786		$ 1,984,890

	Year ended,
(In thousands)	December 31, 2018		December 31, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$13,280,665	4.91%	$11,937,666	4.60%
Taxable investment securities	1,344,964	2.13%	1,308,089	1.57%
FHLB stock	18,540	8.97%	23,208	7.75%
Federal funds sold and securities purchased under agreements to resell	-	-	9,499	1.16%
Deposits with banks	277,005	1.88%	366,674	1.21%

Total interest-earning assets	$14,921,174	4.61%	$13,645,136	4.22%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,389,326	0.20%	$ 1,304,053	0.17%
Money market deposits	2,200,847	0.74%	2,360,188	0.64%
Savings deposits	791,982	0.20%	834,973	0.21%
Time deposits	6,031,061	1.43%	4,947,051	0.95%
Total interest-bearing deposits	$10,413,216	1.03%	$ 9,446,265	0.70%
Securities sold under agreements to repurchase	49,589	2.92%	136,849	3.11%
Other borrowed funds	253,714	1.90%	256,423	1.66%
Long-term debt	194,123	4.49%	128,999	4.73%
Total interest-bearing liabilities	10,910,642	1.12%	9,968,536	0.81%

Non-interest-bearing demand deposits	2,819,712		2,599,109

Total deposits and other borrowed funds	$13,730,354		$12,567,645

Total average assets	$16,004,322		$14,733,002
Total average equity	$ 2,063,400		$ 1,935,059

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652